As filed with the Securities and Exchange Commission on August 26, 2021

Registration No. 333-____________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Utah	87-0327982
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2901 West Bluegrass Blvd., Suite 100
Lehi, Utah 84043
(Address, including zip code, of Principal Executive Offices)

Nature’s Sunshine Product, Inc. Amended and Restated 2012 Stock Incentive Plan
(Full title of the plan)

Nathan G. Brower
Executive Vice President, General Counsel and Corporate Secretary
Nature’s Sunshine Products, Inc.
2901 West Bluegrass Blvd., Suite 100
Lehi, Utah 84043
(801) 341-7900
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value, reserved for issuance pursuant to the Amended and Restated 2012 Stock Incentive Plan	2,000,000	$16.95 (2)	$33,900,000.00 (2)	$3,698.49

1)	This Registration Statement covers the registration of 2,000,000 additional shares of Common Stock of Nature’s Sunshine Products, Inc., no par value per share, authorized for issuance under the Amended and Restated 2012 Stock Incentive Plan (the “Plan”). The 2,000,000 additional shares of Common Stock being registered hereunder were approved by the Registrant’s stockholders on May 5, 2021. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the Plan. The Registrant previously filed a Registration Statement on Form S-8 on June 5, 2013 (File No. 333-189116), which registered 1,900,000 shares of Common Stock of the Registrant for issuance under the Plan.
2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the common stock as reported in The Nasdaq Capital Market on August 20, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Nature’s Sunshine Products, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended by the Form 10-K/A filed with the SEC on July 9, 2021;

(2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and June 30, 2021;

(4) The Registrant’s Current Reports on Form 8-K filed with the SEC on March 11, 2021 (other than with respect to Item 2.02), and May 7, 2021 (other than with respect to Item 2.02), June 30, 2021, August 17, 2021 and August 24, 2021 and our Current Report on Form 8-K/A filed with the SEC on July 12, 2021; and

(5) the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 6, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, as updated by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on July 9, 2021.

We also incorporate by reference into this Registration Statement all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.
Any statements contained in a previously filed document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses, incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful. However, subsections 902(4) and (5) place certain limitations on indemnification allowed under Section 902, including that (i) indemnification in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.
Section 16-10a-903 of the Revised Act deals with mandatory indemnification of directors and provides that a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses incurred in connection with the Proceeding or claim with respect to which he or she has been successful.
In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act addresses court-ordered indemnification and provides that an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.
Section 16-10a-904 of the Revised Act deals with the advancement of expenses and provides that a corporation may pay for or reimburse the reasonable expenses incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.
Section 16-10a-907 of the Revised Act addresses indemnification of officers and provides that (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
The Registrant’s Amended and Restated Articles of Incorporation, as subsequently amended (the “Amended Articles”), authorize the Registrant to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law.
The Amended Articles eliminate the personal liability of any director in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.
The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also provide that, subject to certain limitations described in the Bylaws, the Registrant may, to the maximum extent and in the manner permitted by the Revised Act, indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee, fiduciary, or agent of the corporation, against liability incurred in the proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
The Bylaws also provide that the Registrant may pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of a good faith belief that he or she has met the applicable standard of conduct under the Bylaws and applicable law necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking in the form required by the Revised Act, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws and applicable law. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees, fiduciaries or agents, or is or was serving at the Registrant’s request as a director, officer, employee, fiduciary or agent of another corporation or other person, or of an employee benefit plan, against liability incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Registrant would have the power to indemnify him or her against such liability under applicable law. The Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.
The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Item No.	Exhibit
4.1 (1)	Amended and Restated Articles of Incorporation
4.2 (2)	Amended and Restated Bylaws.
5.1 (3)	Opinion of Dorsey & Whitney LLP.
23.1 (3)	Consent of Independent Registered Public Accounting Firm.
23.2 (3)	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1 (4)	Amended and Restated 2012 Stock Incentive Plan.

(1)	Included as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-K filed May 10, 2021, and incorporated herein by reference.
(2)	Included as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 11, 2021, and incorporated herein by reference.
(3)	Filed herewith.
(4)	Included as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A file on March 19, 2021, and incorporated herein by reference.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lehi, state of Utah, on August 26, 2021.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: August 26, 2021	By:	/s/ Nathan G. Brower
Nathan G. Brower, Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terrence O. Moorehead and Joseph W. Baty and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terrence O. Moorehead	Chief Executive Officer	August 26, 2021
Terrence O. Moorehead	(Principal Executive Officer)

/s/ J. Christopher Teets	Chairman of the Board	August 26, 2021
J. Christopher Teets

/s/ Joseph W. Baty	Executive Vice President,	August 26, 2021
Joseph W. Baty	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert B. Mercer	Director	August 26, 2021
Robert B. Mercer

/s/ Richard D. Moss	Director	August 26, 2021
Richard D. Moss

/s/ Mary Beth Springer	Director	August 26, 2021
Mary Beth Springer

/s/ Robert D. Straus	Director	August 26, 2021
Robert D. Straus

/s/ Heidi Wissmiller	Director	August 26, 2021
Heidi Wissmiller

/s/ Lily Zou	Director	August 26, 2021
Lily Zou